Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping online;

•	any failure to maintain our existing relationships or build new relationships with fulfillment partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/fulfillment partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	problems with cyber security or data breaches or the costs of preventing or responding to any such problems;

•
problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors;

•
problems with the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the large volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any difficulties we may encounter in connection with our potential acquisition of real estate or the design, construction or financing of a facility to serve as our corporate headquarters or any transition from our current facilities to new facilities;

•
any difficulties we may encounter in connection with our Supplier Oasis Fulfillment Services and our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings or our consumer finance offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift from ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoins, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoins as an acceptable medium of exchange or otherwise;

•
competition, including competition from well-established competitors including Amazon.com, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	our efforts to expand internationally;

•	our efforts to offer additional services to our customers, including insurance products and consumer financing;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of our appeal of the judgment against us obtained by the District Attorneys of a number of California counties as described in our periodic filings;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•	the cost and availability of traditional and online advertising, and the results of our various brand building and marketing campaigns; and

•	the other risks described in our Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on July 29, 2014 (the “Form 10-Q”) or in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in the Form 10-Q. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q2 2014 Overstock.com, Inc. Earnings Conference Call
EVENT DATE/TIME: JULY 24, 2014 / 03:30PM GMT

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CORPORATE PARTICIPANTS

Stormy Simon Overstock.com, Inc. - President
Robert Hughes Overstock.com, Inc. - SVP, Finance & Risk Management
Patrick Byrne Overstock.com, Inc. - CEO
Dave Nielsen Overstock.com, Inc. - Co-President

CONFERENCE CALL PARTICIPANTS

Scott Tilghman B.Riley & Co. - Analyst
Nat Schindler Bank of America Merrill Lynch - Analyst
Arup Das Loeb King Capital Management - Analyst
Mike Arnold Invesco Plc. - Analyst

PRESENTATION
Operator
Good day ladies and gentlemen, and welcome to the second quarter 2014 Overstock.com earnings conference call. (Operator instructions). As a reminder, today's conference is being recorded. I would now like to turn the call over to Stormy Simon, President of Overstock.com.
Stormy Simon - Overstock.com, Inc. - President
Thank you, Jamie. Good morning everyone, and welcome to our second quarter 2014 earnings conference call. Joining me today are Dr. Patrick Byrne, our Founder and CEO; Dave Nielsen, our Co-President; and Robert Hughes, Senior Vice President of Finance and Risk Management. Now, I'll turn the call over to Rob and he'll highlight some of the financial results.
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
Thank you Stormy. Before I cover the financial highlights, let me remind you that the following discussion and our responses to your questions reflect management's views as of today July 24, 2014 and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release filed this morning and the Form 10-K filed on February 27, 2014 and the Form 10-Q that we filed on April 29, 2014. During this call, we will also discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC, each posted on our Investor Relations website, contain additional disclosures regarding these non-GAAP measures including reconciliations of these measures to the most comparable GAAP measures.
Please review the Safe Harbor statement on slide 2. And now I'm going to turn to slide 3. Q2 total net revenue was $332.5 million, a 13% increase from last year. Q2 gross profit dollars increased 8% to $62.6 million and gross margin decreased 90 basis points from last year to 18.8%. Q2 contribution was $39.1 million, a 1% increase from last year and contribution margin was 11.8%. Q2 technology and G&A expenses combined increased 8% to $37.3 million. Pre-tax income for Q2 was $2.3 million, a $1.7 million decrease from last year. Net income for Q2 was $1.9 million or $0.08 per diluted share.
Patrick, with that, let me turn the call over to you.
Patrick Byrne - Overstock.com, Inc. - CEO

Thank you. I'm going to go through the slides quickly leaving more time for questions if questions there be. Slide 4, quarterly revenue growth. I think I told you last time that we knew we'd been in downward slide in terms of growth, but we thought we'd be able to reverse that. We have indeed reversed that and I feel optimistic going forward through the rest of this year. Slide 5, quarterly gross profit growth. Well, we've arrested the slide, haven't really turned it yet. Usually the revenue is the first turn, then the gross profit, then the contribution. Slide 6, quarterly gross margin and contribution. I've mentioned many times that I think 12.0% to 12.5% is the right number for our contribution margin. I actually think what happened was I stalled the plane a little bit.
I used to be a pilot and so I like the aviation metaphors. We saw contribution margin grow last Q2 to 13.2%, that has the effect of stalling the plane. It gave us a good quarter, but really sort of once it stalls where there's fewer new customers coming in, the plane stalls and we spent Q3 and Q4 last year sort of having to recover out of the stall. So the fact that we are -- I like it, to be honest. 11.8%, 12.0%, even 12.5% makes me nervous; I just didn't realize that we tend to stall the plane when it gets too high. So, the good news is that we had 13% more revenue this year than last year and essentially we were 13% higher and last year we were stalling the plane to get that high and this year we're in level flight and pardon all the aviation metaphors.
But we're in level flight and we're still 13% higher so that's good news from my point of view. It bodes well. Slide 7, just now we would show you we keep our numbers differently than Amazon and just to show you where that comes in. Amazon's contribution margin versus ours, we're really within a point of each other. They moved logistics out of the cost of goods sold, then of course they have a whole bunch of very higher margin revenue related to other services they are selling now. But just in terms of the business of selling a toaster, we have a very comparable business model, but we just account for quite a bit differently. We put all our cost of goods sold in our cost of goods sold whereas they put their logistics in there as a sales and marketing expense.
But when you go straight back through the footnotes, you get to the differences on how things are focused and see it's actually a very similar model. Slide 8, quarterly contribution. A little disappointed that we didn't get this growing faster. I do think that if Q3 continues as it has so far, you will see this notch up nicely. But again, the story is we broke the slide, we have broken the compression in growth, it's leveled off, and now this is generally the last thing to turn for us when things are turning up. But I think you'll have to wait a quarter or so to see this turn up sharply. Technology and G&A expense, slide 9. A slightly new format for this slide, we think it gives you more information. The red bar is G&A and what you can see is that's pretty well flat with the first quarter, flat or down from the second and third quarter last year or flattish.
And as a percentage of sales, it's at 4.8%, we think that's fine. The tech spending is growing and we like this. We think it's great to have good technologists. Our technology team has never been this crisp, this sharp, Bhargav Shah oversees it and really we've gotten quite agile, we can get more agile. We're really into the whole lean start up mode and we're getting more and more that way. So, our tech department is delivering lots of useful products to us and I do not at all begrudge them growing 150 bps as a percentage of our sales since the end of last year. So overall, the tech and G&A expense at 11.2% I think is acceptable. Slide 10, quarterly net income. Quarterly net income is $1.9 million, down a little bit from last year, but we feel good about this. We are spending.
We are really revving ourselves up as a tech company is what's going on and we want to keep ourselves in the black as we go. I said last quarter on our operating income last year, you could expect us to see the same operating income this year, I might even revise that a bit and say you might even see our operating income notch up a bit this year versus last year. In fact I'd go so far as to say I would expect it to notch up double-digit percent. But having that happen while we are building out the teams and making the investments and I use the word investments in a more literal sense than some people, I really do think that the technology we're developing and such. We're developing I think one of the great sites on the Internet and we're doing this while keeping our nose above water or our nose above the horizon to return to the aviation metaphor.
So, very comfortable with this and I'll again repeat or even re-emphasize something I mentioned in the last quarterly call. Our operating income last year, pre-tax operating income, you could expect us to see about the same amount this year. I'll now up that a little bit and say I'd expect it to even go a little higher, that's even though we're really dramatically increasing our technology expense. Slide 11, operating and free cash flow. $50 million trailing 12-month cash flow from operations is lovely. Free cash flow of $27 million. We have a nice machine here spinning off good cash flow. Slide 12, GAAP trailing 12-month inventory turns are up to 50, 49.9. I still would like to see our core alone inventory turns get above 6, but we're quite close.
Next slide, trailing 12-month GMROI, 1,152%, enough said. Again, the 86%, I won't be happy 'til I see that over 100% and I still think it should be possible to get much higher. Unique customers, slide 14. Slight notch up from last year, but as you'll see they're more valuable customers. Slide 15, they are costing us more; $31 versus $26. But we're really getting much, we had a sharp improvement in how we're getting people who repeat buy where we've put a lot of quants on that studying that problem and we've seen that start moving in the right direction rather nicely. Customers and average order size, slide 16. You see our average order size, $167 to $177, again a nice increase for the second quarter. Gross profit per transaction has stayed basically flat, slide 17. Corporate employees, this is where you see a big difference. We have 150 more corporate employees than we did at this time last year.

And Rob, what do you want to say about that?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
We talked about technology, I think there's been about an 80 headcount increase in the technology staff and the other, about 80 in G&A, but the biggest chunk of that is in our supplier care area. And we think those are great places to be growing our staff, it's important to our operations and to our partners.
Patrick Byrne - Overstock.com, Inc. - CEO
Just a moment. 19, key initiatives. I think we were keeping the curtains closed over these. Bitcoin of course got live. Pets, it's been great. We're up to about 14,000 pet adoptions on our website, it's updated every day. Farmers Market is still in alpha. And by the way, we love pets; we're getting hundreds of letters from people who see these ads we're running, they test very nicely. Stormy and I are doing the ad. Actually there's a whole series of such ads in the can and Stormy and I just went and ad-libbed them and when we do clutter reel testing and various forms of testing, some of them are doing quite well and those are the ones that we're out there promoting. So, Stormy and I had also saved some money on the production because we worked for peanuts. And she shows me no respect. But you'll see more Stormy and Patrick ads. I think that they're going to be like the Bartles and Jaymes ads of Overstock for a while.
Farmers market is still in alpha, you will see something this quarter be added on that as more in line with our long-term vision for this and I think it could be. I know that Pets and Bitcoin aren't and insurance, they're not going to impact the bottom line in any measurable way for some time. And Farmers Market I wanted to do in part because it's sort of a personal commitment to eating, I try to eat really well now organic and local and such and that gave me the idea to do this. But I'm actually beginning to think from some initial consumer feedback that this may turn into a sleeper. There may be a bigger market for what we're going to do here than I had supposed. SOFS, Supplier Oasis Fulfillment Service. This is the platform we built to compete with Amazon fulfillment or fulfilled by Amazon at a significantly lower cost to suppliers. That came live.
It's not affecting our income statement for the second quarter. We do have dozens of people have signed up and there are dozens of suppliers and there are sort of a 100 more in the pipeline, but everyone is just getting integrated. We're doing integrations every day, but there are containers being shipped into our warehouses and so it's all flowing through quite nicely; but it's not yet creating any impact that you'll see. Then private label credit card, that launched Monday night. And this is you can come, through your card apply for credit online, apply for credit with us, we'll give you instantaneous approval and the approval rates are quite high. And our first two days' results are outstanding. Turning to slide 20, questions. And why don't we start, Stormy? You have a list of questions that have been sent in, why don't you go through that?
Stormy Simon - Overstock.com, Inc. - President
I do. Do you want to comment on the initiatives such as SOFS or insurance and how that may affect margins?
Patrick Byrne - Overstock.com, Inc. - CEO
Well, they can be very high margin revenue. It's a question. It won't add a tremendous amount to the topline, but if it works well, it will give us a significantly higher margin. Rob, you want to comment?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
Just that it will take some time, that these are initiatives that are in the sense startups within Overstock and they're not of course material yet to our operations, but will over time grow nicely.
Patrick Byrne - Overstock.com, Inc. - CEO
And when they do, that will make our margins richer by, it's measured in the bps so maybe 100 bps or something would be a great goal, but it won't be anything more dramatic than that at least for some time.
Stormy Simon - Overstock.com, Inc. - President
And do you want to talk about our new headquarters, our upcoming building and the financing?
Patrick Byrne - Overstock.com, Inc. - CEO
I'll talk about the cement, Rob can talk about the money. We have selected a site, we're closing on the site. There was an article in Salt Lake Tribune about it. It's a $100 million peace sign. Looks like a peace sign from above, looks like Roman coliseum from the side. I urge you to Google Salt Lake Tribune Overstock peace sign and you can see what we're building. We actually think it will be significantly cheaper for us than having stayed put and adding on additional space. It gives us significant growth capacity, but culturally it's going to be great for us because you get consolidated all into one building, all the office workers get to consolidate into a building located midpoint basically between the two buildings now. And we'll be breaking ground in September, hope to be moving in by two years from now. Rob, why don't you talk about the money?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

We ran a competitive RFP type process with a number of banks to get the financing proposals for the building and received very attractive offers. And now we've agreed on key terms for the financing for the portion of the building and also related furniture and equipment and we are now working with the banks on bringing those agreements to terms and getting them through the due diligence, they're still in draft and not final yet.
Patrick Byrne - Overstock.com, Inc. - CEO
And as far as somebody has asked about a note, would we issue a $200 million note for financing the headquarters for $75 million and $125 million buyback? That sounds nice, but at the end of the day, I think that this building is going to cost us currently a few million dollars less than $100 million all-in including the property, the land, and everything. And we'll be putting in $20 million or 25 million of equity over time, $20 million or even a little less. And we'll have $70 million financed, $77 million financed. We can get that financing at a very attractive rate, much more attractive than the rate we would have to pay on a bond of $150 million or $200 million. So, I mean at least like 300 bps, 400 bps lower than what a bond would cost.
So, it seems to make sense to not do this with just one big bond and in fact, people really don't like buying bonds when you're just going to go out to build headquarters. So, we think it's best to get the layer of real commercial real estate capital against this property at an attractive rate and then on top of that if we could issue some debt and buy in some stock, I'd still be open to it. I would be open to it. We think the more prudent thing to do is get a level of debt that's directly against this property, save 300 basis points or 400 basis points, and then think about maybe some debt on top of that if possible to facilitate a buyback.
Stormy Simon - Overstock.com, Inc. - President
A question regarding our insurance model and how the revenue model would work. Is it a one-time commission or re-curring revenue streams?
Patrick Byrne - Overstock.com, Inc. - CEO
It's recurring. We get the upfront commission on the first year and then a recurring revenue stream after that. So we've sold policies so far, a small number of policies; but it's just begun and we think it really ties in. We don't anticipate putting up insurance policies and having them sell like if we put up a new model of microwave, how it's going to sell. We're really trying to become more and more a part of our consumers, our clients' lives. We really think we can change people's lives by the things that we're bringing online so this is a long-term play. You can't just sell somebody a new insurance policy today like you could a new microwave because they already have policies in place and there is roll over and things like that.
But this is a big long-term play for us, insurance and financial products. There are other ones we can bring to the table. So, it's followed a lot of study where our clients' pocketbooks are and what they spend money on and where we think we can add value. But I wouldn't expect to see this for a year or so if we don't even talk about this. This is one of those things that just will spin up slowly in the background and then at some point start adding. But other things have been like that. For example Cars, Cars is a nice business for us. It generates an addition to our bottom line and that's not a rounding error and it doesn't require much work once we got it operated, but it took a couple of years for it to sort of spin up to that point and I see insurance being the same way.
Stormy Simon - Overstock.com, Inc. - President
Two more questions. Could management comment on the large increase in capital expenditures?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
That's primarily from those technology initiatives that we talked about earlier and capitalizing a portion of that, salaries of the developers working on the strategic projects until they go live.
Patrick Byrne - Overstock.com, Inc. - CEO
Remember I've said many times, our preference would be to expense all development as we do it. Unfortunately there are these rules that say you can't do that. We have to capitalize. But in the interest of maintaining a bullet proof balance sheet, which is our mantra here, we would always like to be conservative and expense things when we can. However, in the last two years especially, we've gotten much more precise about, and not a question of precision, we've gotten much more clear at capitalizing more of that development. So, that really does reflect the fact that we have transformed into a real tech company. We're doing all kinds of leading edge stuff. How we fit the industry I can tell you is we're the largest company that does a lot of this open to third-party integration. So, there's all kinds of good third parties out there with great products like let us handle your recommendations, let us handle your search engine, let us handle things like this and we had a lot of that.
People really liked dealing with us because guys like Amazon and eBay built all that internally. So, there are very big companies like Rich Relevance who are as good and they're the industry leaders in that sort of third-party stuff. But we got to the point where we can develop our own products that work and we test all these third parties against it and I'm talking about very big well known brands that you know of that they come in and they have some very high-end technology that they want to plug into our site and we do and we integrate, but generally we've reached the point that we can. Our stuff is better than anything you can sort of buy off the shelf from third parties, that's where that's showing up. So that means we've gone from seven years ago we had like 12 developers, now we have over 300, 330 or something and we're building all these. We have built a lot of these big systems ourselves and some of their work has to be capitalized unfortunately and that's what showing up in why the CapEx number has gone up.
Stormy Simon - Overstock.com, Inc. - President
We just had a question come in. You mentioned last quarter, there could be a level change in contribution dollar growth at some point. What do you think could be the biggest drivers of that growth in the coming year?
Patrick Byrne - Overstock.com, Inc. - CEO
Improvements in marketing and in particular, Club O. I think Club O is just getting going. We're up to 276,000 Club O members. It's growing quite quickly now, growing quite a bit faster than our non-Club O site. Club O was built as a platform from which we could hang off all kinds of largess for our customers. And we give our customers largess in a lot of ways; low prices, we give a lot of coupons and such, and in my view we are way too promiscuous at how give that largess out. And we are focusing, we built Club O so it could be a channel that could handle shifting more and more of that largess to it. Now, there's only so much generosity you can show to 276,000 people so it's not yet big enough to shift all of the largess we give away to them, but it's growing quickly so its capacity is growing.
And my goal is to make it more and more profitable to be a Club O member and that more and more of our generosity gets shifted into that channel that creates the incentive for people to move into Club O. So as you see that our Club O numbers grow, which I think you will in the quarters ahead, understand that that has to do with a bunch of these changes we're making that will I think really dramatically increase the willingness of people or the number of people who will make that kind of commitment to us, make the Club O commitment to us. And that's where I see the real likely inflection point coming on contribution dollars. In addition, I'd say there's all these different chimneys in marketing and I'd say that about three-fourths of the chimneys or two-thirds of the chimneys were really, really good.
There's still about a third of the chimneys that we can get. By chimney, I mean say paid search or SEO or affiliate marketing. And about two-thirds of our chimneys were in my view really, really good, always room for improvement, but at this point sort of just fine-tuning. About a third of the chimneys still need some significant work and then there's the whole overarching strategy and we are working on that this quarter. And so that's where the big update improvement can come from, but then underlying it all and tying it all together is Club O. And as we move more and more of our generosity as we focus it into our Club O members, I think you'll see that channel or I'm hoping you will see that channel explode.
Stormy Simon - Overstock.com, Inc. - President
So, that's all of the questions that were sent in, I don't know if anyone's on the line with a question.
Patrick Byrne - Overstock.com, Inc. - CEO
Mark, any questions?

QUESTION AND ANSWER
Operator
(Operator Instructions) Scott Tilghman, B. Riley.
Scott Tilghman - B. Riley & Co. - Analyst
First off just from a modeling perspective, thinking about the headquarters, thinking about some of the technology capitalization; how should we think about CapEx for this year and next year?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
CapEx for technology will continue to grow as we just talked about. This year for the headquarters project, we'll need to buy the land and we'll have some other costs. That's probably in the range of $16 million in our contribution. And then over the course of building the building, of course next year there'll be a significant component for the construction of the building and so forth until we occupy it.
Patrick Byrne - Overstock.com, Inc. - CEO
I think I can be a little more clear on those numbers. The whole cost of the building should be $95 million-ish plus or minus; $15 million for the land, building itself about $60 million, $65 million the building, and then there's furniture and such.
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management

And the rest of the campus. We should think of it as this is a campus, the large central building. But there's an auxiliary building for gym and daycare, healthcare and so forth, there's a parking garage of course, there's landscaping. That's your all-in cost for the architect's fees and everything that you're talking about.
Patrick Byrne - Overstock.com, Inc. - CEO
And how much of that can be -- will all that be capitalized?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
Nearly all of it.
Patrick Byrne - Overstock.com, Inc. - CEO
And that will be over 24 months.
Scott Tilghman - B. Riley & Co. - Analyst
The second thing, you mentioned wanting to keep a bulletproof balance sheet. With that in mind and having a relatively small amount of cash carved out for the building process, the rest being financed, are you looking at any other uses of that cash or do you really want to just keep building for now?
Patrick Byrne - Overstock.com, Inc. - CEO
There are only two uses I really think of. One is stock buyback, which is of course in my DNA. With the stock at this price and us doing about, how we're doing, I don't see much reason to keep more cash than we have on the balance sheet. On the other hand, I'm quite nervous about the state of the world and the day may come when cash is king again. The other thing that's happening is we're really getting back in the liquidation game. A lot of people are coming to us and we're doing sort of million-dollar deals and $3 million deals and such for jewelry, for this, for that. It's like the early days of Overstock again and we've really kind of re-emphasized that side of our business. Stormy, do you want to talk at all about --?
Stormy Simon - Overstock.com, Inc. - President
I think just that Overstock was built on a liquidation business and we're back in the game stronger than we've been in years past. I love spending our money there. I think it's a great investment, we get a good ROI on it.
Patrick Byrne - Overstock.com, Inc. - CEO
A lot of the things are things we're not really supposed to tout their names, but if you go on our site, you will see the names like can you say the name of the first company?
Stormy Simon - Overstock.com, Inc. - President
No. It's a growing business and we're playing it.
Patrick Byrne - Overstock.com, Inc. - CEO
People don't like it. We will stop giving the calls if we talk too much, but if you to our site, you'll see all kinds of products from people who've gone bankrupt of late and we blow through this stuff and they're calling us and we've hired somebody. Seth Marks is a fellow from this world with deep contacts in this world and we really spent years knocking on these doors. We had trouble keeping those doors open, it's a very insular world the world of true closeout liquidation bankruptcy kind of buying. We're back in that world and so if the right $25 million deal came along, I could imagine doing it. If the right $50 million deal came along and it was a real commodity product that we could figure out if we knew that we could, if it was electronics or something, we could do it. But in general, we're sticking to $1 million to $3 million, I think we're working on a $6 million or 7 million deal.
So, that's one use of cash and the other would be we're always looking at the stock buyback. I think it's best that we get our capital in place for this building. As I said, we're breaking ground in September or early October; by then, all the financing will be arranged. And when that's all locked down, then what I think of as a lot of surplus cash, Rob is flinching as I say those words. But it's a constant tension between Rob and myself and the Board that I would like to go out and use cash. The Board has really two purposes; one is to figure out when to replace me and secondly, to handle the balance sheet, to improve the balance sheet of the business. Those are the two functions of any Board of Directors. And I think that we probably want to get the ground broken on the building and all that financing in place before we get serious thinking about -- before we could pull the trigger on a buyback and that's going to depend on the price of the stock and such.
Scott Tilghman - B. Riley & Co. - Analyst
Okay. The other area I wanted to touch on was advertising. You talked about evaluation of the chimneys and using your words the "Bartles and Jaymes" campaign, love the retro thinking there. I was wondering if number one, you have any measuring tools to determine where the unique customer growth is coming from; be it search, be it some other on-air advertising; and if you're finding that certain platforms are more successful in getting the user numbers up or the customer numbers up versus others.
Patrick Byrne - Overstock.com, Inc. - CEO
We measure everything. Everything that comes to us online is measured and analyzed, its future value, and all that kind of stuff we do. That's why I say we're I think about 85% as good as the game. I mean people coming from third parties come in and look at what we're doing and often generally say basically wow, we can't touch it. We hope to be developing in two years this thing that you're doing now. So not that we're the very best at it, but we're really good at a lot of that stuff. Now when somebody comes directly, i.e. they're not clicking on a link somewhere, they have to impute various assumptions about what's driving that. But there are even ways to test that, there are ways to figure that out and then our branding and our TV, we do a lot of clutter reel testing, which is --. Am I saying too much, Stormy?
Stormy Simon - Overstock.com, Inc. - President
No, I think the clutter real is that I would say that as we've evolved for 15 years some of the tools that measure advertising and we're deeply engaged in every one of the channels, I think there is a lot of room for improvement.
Patrick Byrne - Overstock.com, Inc. - CEO
Where the improvement is the synergy among the channels. Figuring out the synergy among the channels is where sometimes we get good at it and then things shift and we sort of get weak for a year or two, but figuring out the synergy among the channels is really the, for example in branding, an example of the kind of testing we can do as you do a clutter reel. So we do an ad and then you take an ad and call that A and then you taken an ad from Wal-Mart, Target, Sears, Amazon, and you show them to 1,000 people ABCDE; and then you show another 1,000 people BDCAE. You're ready to scramble it and then at the end you ask lots of questions and you see what people remember and we do that kind of testing with our commercials and use that to hone our message and select the best commercials. So, I'd like to say that everything that can be tested we test, but the truth is we're like I said about 85%, but we're bringing in more people. We always are trying to up our game there, but I don't see room for huge improvement there.
Stormy Simon - Overstock.com, Inc. - President
I actually see huge room for improvement in our social channels. I think there is improvement in each of the channels to be made and great opportunities, but socially I would say is the opportunity for our biggest gain. And briefly as everyone knows, the measuring tool for everything that you do on Facebook or Twitter or Instagram, you can absolutely return to an ROI. So, we'll be increasing our presence across the board there.
Patrick Byrne - Overstock.com, Inc. - CEO
So far, social has been a lot of buying advertisements on Facebook and other sites. But as you know, they have developed tools over the last few years where you can get a lot more out of the social media than just that you're buying advertisements from the traffic. There's a lot of information to be gleaned that you can just get through their APIs that make your recommendations smarter, do all kinds of clever things and we're working out, we're building up that team now. And Stormy's right, that's a place there could be a significant inflection.
Scott Tilghman - B. Riley & Co. - Analyst
Thank you. That was all very helpful, I'll get back in the queue.
Operator
(Operator instructions) David Kanen, Aegis Capital.
David Kanen - Aegis Capital - Analyst
First question, I just want to be clear on the cost of the building. Did you say that you're going to deploy approximately $20 million of your cash and then the balance of the total cost of $95 million would be financed essentially?
Patrick Byrne - Overstock.com, Inc. - CEO
Yes, all over 24 months.
David Kanen - Aegis Capital - Analyst
Okay. And then my follow-up to that is the financing costs, how will that compare versus what you're paying in rent expense on an annual basis?
Patrick Byrne - Overstock.com, Inc. - CEO
Well, put it this way. If we financed the whole $96 million, if we financed it that way and I've got a friend in Omaha who I saw about this and he said the way to analyze this is pretend you were borrowing all the money for it and what would that cost and compare that to your lease expense. So if you assume we were borrowing the whole $96 million and then you apply the interest rate that we believe we're getting on the capital, that would come out about $0.5 million to $1 million a year less than if we just extended our lease in our current headquarters and for that, we end up with the capacity for about twice as many seats. So, call it savings of $500,000 a year and the ability to grow. Between our current facility and what we call Castle, the facility that's both a warehouse and a customer care center and tech center and such; between the two now, we have about 1,200 seats and with this new facility and our seats in Castle, we'll have a total of about 2,200 seats. So, we'll have almost twice as many seats and we'll be saving about $500,000 a year, maybe $1 million.
David Kanen - Aegis Capital - Analyst
Okay. Thanks for clarifying that. In terms of I want to get my head around operating costs going forward as you invest in these growth initiatives and what kind of leverage we can get to the bottom line. First, when I look at the quarter, I see gross profit increased almost $5 million and then technology expense was up $3.5 million so that took away a lot of that leverage and then with the sales and marketing being up $4.3 million, it took it all away. Where are the opportunities over time to expand the operating margin? Is it tech expense? Does that come down or does that level off and as revenues continue to grow, we've got the expansion and what about sales and marketing, will that continue to run at the same rate more or less?
Patrick Byrne - Overstock.com, Inc. - CEO
We don't obviously look at it on a quarter-by-quarter basis, we look at it at on an annual basis. And if we look at contribution, the way we model it that I recommend modeling it is the growth in contribution dollars, how many of those flow through? And I think it is fair to expect that about $0.60 on each new contribution dollar getting taken up in increased expense on an annual basis for say this year. But for next year and going forward, 50-50 is probably the right number. If we add $30 million to the contribution dollars, expect us to add about $15 million to expense structure.
David Kanen - Aegis Capital - Analyst
Okay. And then I know CapEx obviously is going to go up with constructing your new campus and so forth. However, if I just look at technology specifically, will that increase year-over-year the CapEx budget?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
Yes, I think it will. With the growth we've had in tech headcount and the projects that we capitalized their cost on, depreciation's gone up a bit. There's nothing else in the tech infrastructure that I'm aware of in terms of large replacements. We had some this year that I can't think of some for next year, I think we've tried to keep our technology infrastructure robust and up to date.
Patrick Byrne - Overstock.com, Inc. - CEO
Let me add a footnote on that just to put some hard numbers on it. In 2006 we had 12 developers and at the end of 2006, which was a horrible year, basically there were two paths in front of us. One was to cut and there was literally discussion of cutting from 12 developers to 7 developers and the other path was building the development team and we went with building the development team and now like I say it's 330, but I think about 60 of those are contractors so it's not a permanent part of our structure. Point is though that I think that between 300 to 330 developers, I think it's ample. We don't have this craving anymore of oh my gosh, if only we had more developers. We now have an appropriate amount of developers who can keep up with maintaining what we have, improving it and also the new projects that we're constantly and some of these are very major products; things like SOFS, that's a major, major system that's been built. And so my point is I don't think we've got to grow the 330 to 600 and 900; at 330 it seems basically ample, there's not just the sense of cuts and backlog all the time.
Stormy Simon - Overstock.com, Inc. - President
And just to add on to what Patrick said, there's a faster supplier oasis. It wasn't just building a new system, but maintaining and improving the system we were built on some 15 years ago. So some of the projects that we do, in order to do them, we have to optimize the technology we've had for 14 years and I think that's something that anybody that's been in the e-commerce game as long as we have, it's something they have to address. Technology just keeps getting better, but our foundation was 14 years old. So, we always invest in keeping that stable and up to date with the new offerings in the tech world.
Patrick Byrne - Overstock.com, Inc. - CEO
And wouldn't you say we have filled in a lot of technical debt as well? We have just filled in a lot of technical debt.
Stormy Simon - Overstock.com, Inc. - President
Yes. And that's part of the investment. We talked about making investments in our technology, it's that too.
David Kanen - Aegis Capital - Analyst
Rob, can you give me an explanation of the significant drop in payables? Why that occurred and do you expect working capital to generate a lot of cash in the back half of the year?

Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
I think what you're looking at it is the normal seasonal change you see. If you're looking at December to June, that's the seasonal build up to the holiday season and then paid off as you get to the next part of the year. As we noted earlier, it built up a little larger at the end of last year because of the timing of certain holidays. So in this case, Cyber Monday was later than the prior year so payments to our suppliers due for that fell into January rather than December. So, you'll see some of this described in our 10-Qs and some of our marketing accruals and so forth were a little higher at the end of last year than the prior year. And then we go through the rest of the year and throw off nice operating cash flow.
David Kanen - Aegis Capital - Analyst
Final question and I will jump back in queue. Of your growth initiatives that you've invested in, what are the Top 2 that you believe will impact revenue and contribution margin over the next 12 to 24 months in order if I may?
Patrick Byrne - Overstock.com, Inc. - CEO
Club O and other marketing projects. Stormy, would you want to identify the second?
Stormy Simon - Overstock.com, Inc. - President
Just as for opportunity, I think our mobile platform and the investments we're making there will provide a big.
Patrick Byrne - Overstock.com, Inc. - CEO
Mobile is growing unbelievably and we already have, we won the award last year as the best mobile app Android. We used to have a system where we developed stuff for the site and then when we had time, we ported it over to our mobile. Now it's all fused, everything is fused. Everything we do, we bring out together and it's growing. I don't want to get into the numbers on it. But the typical e-Commerce company 20% of its traffic is mobile; in our case it's double what the typical company is and it's growing very quickly. So mobile, Club O mobile, I also think Stormy is right about social media, and I think there is some still that 15% to be squeezed out of our current chimneys. We still have improvements to make on say the CRM side of things of really understanding our customer and molding our message making it unique to each customer. So, Club O, mobile, CRM. That applies to sales and contribution dollars. Those three are my Top 2.
David Kanen - Aegis Capital - Analyst
Okay. Thank you. Good luck.
Operator
Arup Das, Loeb King.
Arup Das - Loeb King Capital Management - Analyst
So, the 13% revenue growth this quarter was in part due to a 6% increase in average order size. I know in the last call you had told us that that looks to be flattening out. So, how do we think about that going forward?
Patrick Byrne - Overstock.com, Inc. - CEO
I'm a bit surprised that it is still growing like this. Often it has been furniture and big screen TVs and such driving this, part of it is the growth in Club O. Club O orders tend to be bigger and Club O is growing quite a bit faster say more than twice as fast as the rest of the site, it's now mid-teens percentage of our revenue and I expect you'll start seeing it be 20% of our revenue pretty soon probably by year-end. So those orders come in and they're bigger orders, that's part of it; but also there's just the shift. We've gotten really good at home and everything for your home; furniture, bedroom, all that stuff; and those are big orders. So I myself am a bit surprised to see it move up to $177, but we'll take it.
Arup Das - Loeb King Capital Management - Analyst
And then I know you told us that we should look at the business in terms of contribution dollars. So how should we think about that because now we've had two quarters of I guess 1% percent growth, which is not exactly matching the revenue growth. There's about 8% to 10% disparity there so how do we think about the growth in contribution dollars going forward?
Patrick Byrne - Overstock.com, Inc. - CEO
Well, I would say tell me if you feel the same way after the third quarter. What's really happened is in the second quarter of last year and the only way I can describe this, I know it drives some people here nuts, is with a metaphor. And this metaphor is last year we tipped the nose of the plane up and gained some quick altitude, but stalled the plane. And this year we've come along and that goes on the contribution dollars and because we stalled the plane, the third quarter sort of was a bit of a downturn and the fourth was quite disappointing. Now we've got the plane back flying nice smooth and level and we're still 1% higher than last year.

What that means is as we lap quarters three and four, I think we get a lot of sort of natural tailwind and not that it's an accomplishment, but if there is an accomplishment there, it's the fact that we reached the same altitude in this Q2 or 1% higher but without stalling the plane, with keeping the plane in smooth and level flight. So, it's a better flight system than it was a year ago. It doesn't show up in the second quarter numbers because we let that contribution margin get significantly too high last year in Q2 and that stalled and hurt our subsequent quarters. But if anything, at this point it's still even maybe 20 basis points below where I start feeling okay about it at 11.8%.
Arup Das - Loeb King Capital Management - Analyst
Okay. That makes sense. And then I just have one last question. I know we've touched on it a little bit, but now that we've had two quarters of incrementally positive operating results in 2014 when the stock is still down 50% in this time, is it now the time to conduct a large scale share repurchase as a vote of confidence in an organized fashion, a Dutch tender for example and this is notwithstanding obviously the $20 million of equity that needs to be contributed towards the facility?
Patrick Byrne - Overstock.com, Inc. - CEO
Well, you're preaching to the choir. But Rob likes to keep positive working capital. What's our working capital as you calculate it, Rob?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
I think it's about $27 million.
Patrick Byrne - Overstock.com, Inc. - CEO
But is that including the precious metals?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
That does not.
Patrick Byrne - Overstock.com, Inc. - CEO
Okay. Well, I would say you have to include the precious metals. So, as we've disclosed, how much have we disclosed?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
It's almost $10 million, on the balance sheet.
Patrick Byrne - Overstock.com, Inc. - CEO
I think there's far more latent risk in the system than people understand and I like us to be robust for the case of a sharp contraction of a 10% contraction or worse. I want our system to be robust. So, we keep some precious metals. I think that we might accumulate a small amount more. We have about $10 million of precious metals we can get our hands on quickly so you've got to add that in to the working capital. That brings us to $37 million of working capital. Rob doesn't want to see us get -- I'm fine operating with negative working capital because that's me. But Rob, why don't you answer? Why won't you let me go spend that $37 million buying in 2 million shares of stock?
Robert Hughes - Overstock.com, Inc. - SVP, Finance & Risk Management
Because I'm the guy who has to manage that. And as you said earlier, I think we should get the building financing in place and so forth and then revisit this and see how we're doing at that point.
Patrick Byrne - Overstock.com, Inc. - CEO
But believe me, this is in every Board meeting and we have one next week. In every Board meeting, this is thoroughly discussed. We did get ourselves a little bit upside down seven years ago with an overly aggressive stock buy-in that coupled with some deteriorating results from us and then the crash of 2008, made things really tight and we had to do layoffs and we don't like doing that. It does come down to will. I mean we have demonstrated to ourselves on several occasions when push comes to shove, we'll do whatever we have to take to keep things afloat and keep ourselves at cash flow positive and such. So, we know we have the will to do it.
Should we get overextended and suppose we went and bought 3 million or 4 million shares and went negative on the working capital, but then there were a downturn, they would have to be cuts. And we've lived through that, every start-up does; we've lived through it three or four times, but we're thrice bitten four times shy. But I'm kind of with you. So anyway, this would be discussed next week and I would love to see us buy-in even just a -- and we don't do things as votes of confidence or signals to market or anything of that stuff. We do things based on economics and I myself think that it would be great use of capital. But we are about to go build this $100 million building and until we get all that locked down, it wouldn't be prudent to proceed with the buy-in.
Arup Das - Loeb King Capital Management - Analyst

Okay. It sounds good. Thanks.
Operator
Scott Tilghman, B. Riley.
Scott Tilghman - B. Riley & Co. - Analyst
I had one follow-up question going from my notes here in your discussion around technology development and spending. I was wondering if any of the products that you're working on or developing are for arm's length use by your suppliers, your business customers, or if everything is for work in-house. In other words, are you developing anything along the lines of what an eBay enterprise or a PFSweb is doing or is most of this really geared towards your own sell through?
Patrick Byrne - Overstock.com, Inc. - CEO
Stormy, don't know if you want to comment on that how SOFS applies to even if somebody isn't selling on Overstock?
Stormy Simon - Overstock.com, Inc. - President
There is an aspect in SOFS when suppliers integrate with us that allows them to sell on other channels similar, there are competitors out there that do this. So, it's two-fold. There is a fulfillment services attached to it and also a channel management and a catalog management that goes beyond Overstock.
Patrick Byrne - Overstock.com, Inc. - CEO
It is my plan. You may see us. There is advocation within the Company for given that we now have developed technology that we know is better than third-party products out there. I know that because we test their products against ours and wherever someone needs ours, we buy theirs, I mean we use theirs. So now we know we have for example really good recommendation technology, really good search engine technology, better than we think is commercially available. And so there is quite an interest within the Company. We've developed some Enterprise 2.0 stuff to support our own innovation.
We have an innovation management system that we built in-house and other E 2.0 technologies and there is discussion of why don't we go commercialize these. These are better than anything that's available that we see in the marketplace. I don't want us to get distracted now, but one of the reasons for building the new building with this much space to grow is once we're in it two years from now, that's kind on the top of my list of things to do. We probably need to start another company whose goal is to commercialize Overstock's technology. But I just don't want to do it for a few years, we got enough things to turnaround out here.
Scott Tilghman - B. Riley & Co. - Analyst
Understood. Thank you.
Operator
Mike Arnold.
Mike Arnold - Invesco Plc. - Analyst
Congratulations on the nice quarter. I just wanted to applaud you guys for thinking about yourselves as a web startup still 15 years into it and thinking about new ways to monetize the platform. So I guess my question really is how active are you at looking at the competition out there? I know there's the Amazons of the world. If I look out there at Web 2.0, I see Houzz.com and 11main.com which I believe is a new sort of 3P platform that's sort of backed by Alibaba. Just sort of curious how you look at the competitive environment and if there's any sort of business models out there you think about replicating with your new software developers?
Patrick Byrne - Overstock.com, Inc. - CEO
Well, good question. Stormy is especially attuned to the market I would say because of her management of Partner Care. We basically took what we built what is widely recognized in the industry as the best customer care on the Internet. We won all these awards. Actually not just the Internet, best customer care in retail. Stormy built a parallel organization that looks up the supply chain called Partner Care. That has actually been the source of a lot of market awareness of why competitors are doing it, it's just a source of lot of awareness. We see people as Houzz not as competition, but as opportunities for what's that MBA term these days, co-opetition or something.
I mean we see a lot of that as opportunities for us to do something with. And what we are trying to do is get better at identifying them while they are still small and doing deals with them while they're still small so it brings something to them. For a small struggling company that they can do a big deal with us, it can make them and get a big commitment from us; but on the other hand, we get in on the ground floor. So for example, we work with Houzz, we work with lots of other companies that are really doing well. Houzz is a great website that we love and is right up our alley. So, we view lot of those as opportunities for cooperation.

Stormy Simon - Overstock.com, Inc. - President
And I would add that very aware of the competitive landscape and those entering like 11Main every day. So, I think what Overstock is also focused on is defining what makes us different, which is really value. We have such a value oriented customer and we've delivered for 15 years on that. We don't plan to move away from that, but I do think we can complement it with a broader assortment and some other ways. Another thing to add about Overstock that I really think gets lost in our messaging now, but we look forward to pushing it a little more is we have soul, we have O Village, we have World Stock. We're actually making a difference in the world outside of our selling toasters and I know that's all qualitative and touchy stuff, but I'm a female consumer and I know that that matters to me. It's hard to replicate. You can't just go buy soul, you got to build it and we've been building it for 15 years. So, I would just let everyone know that we are acutely aware of the competition and the landscape and we're addressing and proactively reacting.
Patrick Byrne - Overstock.com, Inc. - CEO
We look at Wayfair for example and there's a huge overlap in products, 80,000 products or so are on both sites and we know how much cheaper we sell than they do and we've seen many big guys come along and there is a splash and so forth and a lot of them have flash sales sites stalled. We show our prices as we understand our prices to be about 12% lower on competitive products with Wayfair, we're about 10% lower than Amazon on competitive products. All kinds of areas we are, I mean I don't think we get enough credit for that yet in the marketplace from the consumers, but if you do price to price comparisons on tens of thousands of products which we do algorithmically, we're substantially cheaper.
So I think that they can start off and make a slash, but until they figure out how to. I mean it took years to get the supply chain costs down and shave out things from the supply chain in our cost structure so that we could have our pricing be that much lower and that to me is a big part of the moat with the competition. We're 12% lower than Wayfair, then over time they can have a big marketing budget and such and they have a couple of good strategic relationships, which have been responsible for a great deal of their growth. But we think that that's a vulnerability for them in the long run. But anyway, Stormy is totally paranoid. Stormy called me up in the middle of the night to tell me about her paranoia about some new site and wanted to talk about it and so forth.
Stormy Simon - Overstock.com, Inc. - President
I would say aware and a little aggressive over paranoid, but I'm aware that we do have moat to protect and the online landscape is very different than it was in 1999. But the good news is we understand it since 1999 and definitely that's a comfort point.
Patrick Byrne - Overstock.com, Inc. - CEO
And the good news is we've gotten much more agile, we can see these things so we're not playing catch up, we can get ahead of the puck, we can see to where the puck's going to be not where it is.
Mike Arnold - Invesco Plc. - Analyst
I think you guys have done a great and I'm happy to be a shareholder and I look forward to see what you guys do in the next couple of years.
Patrick Byrne - Overstock.com, Inc. - CEO
I think we have time. I see that there is one more person on the line. Why don't we just cut it off at that? Dave Kanen is on the line.
David Kanen - Aegis Capital - Analyst
Last question in regard to Oasis. What was the contribution in the second quarter if at all and what do you think the incremental revenue opportunity is over the next three years from Oasis?
Patrick Byrne - Overstock.com, Inc. - CEO
In the second quarter, it was almost none. It was in the thousands of dollars. We have 46 contracts signed, 100 more people in the pipeline, and we are turning and we are integrating new people every day. But it's really at the phase where people are shipping us their containers of goods and I'm sure we have some products live on the site too.
Stormy Simon - Overstock.com, Inc. - President
We do and it is a multi-year play to get the big bang out of it, but Dave Nielsen's on the line and we haven't heard from him. So, I'm going to say hi to Dave and see if you want to add anything to that.
Patrick Byrne - Overstock.com, Inc. - CEO
Dave is managing this. Dave, do you want to --? Operator, can you cut Dave Nielsen in and he can respond?
Dave Nielsen - Overstock.com, Inc. - Co-President

Supplier Oasis, it's what Stormy said and Patrick has expressed. We're very bullish on it. We've seen great response out of the gate. Like Patrick said, we just launched it back in May of this year. Products and containers full of products are on their way to these warehouses right now. We see this being a 2015 play more on the revenue side as we get this all worked out and this network built out. But the software, a large chunk of it has been built. We still have quite a bit to do, but we're seeing great response out of the gate. SOFS also provides us the ability to get close to our customers and improve that delivery messaging. And as one caller brought up earlier not only is it advantageous for us to get there quickly and to explain it, but this also gives those partners who do business on other websites the flexibility of putting their product in a warehouse where they can have access to multiple channels and that seems to be one of the biggest draws of our partners is that we provide them the ability to work with us and also to service their other channels.
Patrick Byrne - Overstock.com, Inc. - CEO
And when you say on the revenue side, a lot of the SOFS is going to be high margin revenue. We are not going to be booking it at a GMS level unless it goes to our site. So, I'm not sure it makes a big difference on the revenue level in 2015, but it should make a difference on the gross profit dollar level. And it's very competitive with Amazon Fulfillment Service at a far lower price. When people see what we're -- Stormy, do you want to characterize how much lower the pricing is or Dave?
Dave Nielsen - Overstock.com, Inc. - Co-President
As Patrick mentioned on the previous quarter's call, we've priced this to be disruptive 30% to 40%. There is a lot of different services that you have within SOFS. If you want to, you can have all your inventory in a drop ship direct to consumer capability and then you decide you have a one size fits all sell to one retailer, we can do that for you. Any one of those services has a different variation or benefit, but I guarantee you across all of these services, the prices are disruptive. To give you one percentage because there are so many services within SOFS would be somewhat misleading. But I'm confident as to why we have so many partners in the pipeline and so many contracts integrations going on daily. We're very confident, the numbers speak for themselves and the people signing up that we're price disruptive.
Patrick Byrne - Overstock.com, Inc. - CEO
I think the guy Clayton Christensen and that whole disruptive thing is about giving a product that's 80% as good for 20% of the price. I think that we're giving a product versus Amazon Fulfillment that's about 130% as good for something like 40%, 50%, 60% of the price; somewhere in there depending on what service you're talking about. So, it is a disruptive technology. Remember if you go through Amazon Fulfillment Services and you're a supplier, you put your products in the warehouse and they fulfill. They want you to fill it through Amazon and if you do something like if you want them to support your sales on eBay, they'll let you but they charge through the nose for that. We're not doing it that way, we're agnostic. Our SOFS program is agnostic. So, it's just so much better deal for the partners who go with it. So now you know everything we know and I'd love to know next quarter you come back and tell us what the possibilities with this is. Okay. I think we're going to call it out as a game.
Patrick Byrne - Overstock.com, Inc. - CEO
We've been on for an hour and 15 minutes. We have Company stand ups and other things. So, we will look forward to talking to you in three months. Thanks for letting us work for smart owners.
Stormy Simon - Overstock.com, Inc. - President
Thanks for your participation.
Operator
Ladies and gentlemen, that does conclude the conference for today. Again, thank you for your participation. You may all disconnect. Have a good day.

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